Registration No. 333-________

As filed with the United States Securities and Exchange Commission on June 10, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ulta beauty, inc.
(Exact name of registrant as specified in its charter)

Delaware	38-4022268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Remington Blvd., Suite 120
Bolingbrook, Illinois	60440
(Address of Principal Executive Offices)	(Zip Code)

Ulta Beauty, Inc. 2026 Incentive Award Plan

(Full title of the plan)

Rene G. Cásares Chief Legal Officer and Corporate Secretary Ulta Beauty, Inc. 1000 Remington Blvd., Suite 120 Bolingbrook, Illinois 60440	Copies to: Garrett Bishop Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202

(Name and address of agent for service)

(630) 410-4800
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	⌧	Accelerated filer	◻
Non-accelerated filer	◻	Smaller reporting company	◻
		Emerging growth company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Ulta Beauty, Inc. 2026 Incentive Award Plan as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by Ulta Beauty, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the Commission on March 26, 2026.
2.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2026, filed with the Commission on June 2, 2026.
3.	The Company’s Current Report on Form 8-K, filed with the Commission on June 9, 2026.
4.

The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2026, incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

5.

The description of the Company’s Common Stock contained in the registration statement on Form 8-A (Registration No. 001-33764), filed with the Commission under Section 12(b) of the Exchange Act, on October 24, 2007, including any amendments or reports filed for the purpose of updating such description.

6.

All other reports and documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director or officer of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL; (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring before the date when such provision becomes effective. The Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), limits the personal liability of a director or officer to the Company and its stockholders for monetary damages for a breach of fiduciary duty as a director or officer to the fullest extent permitted by law.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding provided that such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the proceedings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Certificate of Incorporation provides that the Company may indemnify and advance indemnification expenses, to the fullest extent permitted by law, to any person made or threatened to be made a party to an action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or while a director or officer of the Company, is or was serving at any other enterprise as a director, officer, employee, or agent at the request of the Company, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Certificate further provides that the Company shall be required to indemnify such person in connection with a proceeding (or part thereof) commenced by him or her only if the commencement of such proceeding (or part thereof) was authorized in the specific case by the board of directors of the Company.

The Company’s Bylaws, as amended (the “Bylaws”), provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or is or, while a director or officer of the Company, is or was serving at the request of Company as a director, officer, employee, or agent of another enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Bylaws further provide that the Company shall be required to indemnify such person in connection with a proceeding (or part thereof) commenced by him or her only if the commencement of such proceeding (or part thereof) was authorized in the specific case by the board of directors of the Company.

The Company’s directors and officers are insured under a policy of directors’ and officers’ liability insurance, and the Company intends to maintain directors’ and officers’ liability insurance, if available on reasonable terms.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits, as required by Item 601 of Regulation S-K, are attached or incorporated by reference, as indicated below.

Exhibit
Number	Description of Exhibit

4.1	Certificate of Incorporation of Ulta Beauty, Inc., as amended through June 1, 2023 (filed as Exhibit 3.1 to the Current Report Form 8-K filed on June 7, 2023 and incorporated herein by reference).

4.2	Certificate of Amendment to the Certificate of Incorporation of Ulta Beauty, Inc. (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on June 9, 2026 and incorporated herein by reference).

4.3	Bylaws of Ulta Beauty, Inc., as amended through June 1, 2023 (filed as Exhibit 3.3 to the Current Report on Form 8-K filed on June 7, 2023 and incorporated herein by reference).

4.4	Ulta Beauty, Inc. 2026 Incentive Award Plan (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 9, 2026 and incorporated herein by reference).

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bolingbrook, State of Illinois, on June 10, 2026.

ULTA BEAUTY, INC.

By:	/s/ Kecia L. Steelman
Kecia L. Steelman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Kecia L. Steelman and Rene G. Cásares, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Ulta Beauty, Inc. and on the dates indicated.

Signatures	Titles	Date

/s/ Kecia L. Steelman	President, Chief Executive Officer and Director	June 10, 2026
Kecia L. Steelman	(Principal Executive Officer)

/s/ Christopher J. DelOrefice	Chief Financial Officer	June 10, 2026
Christopher J. DelOrefice	(Principal Financial Officer)

/s/ Christopher Lialios	Senior Vice President Controller	June 10, 2026
Christopher Lialios	(Principal Accounting Officer)

/s/ Martin Brok	Director	June 10, 2026
Martin Brok

/s/ Kelly E. Garcia	Director	June 10, 2026
Kelly E. Garcia

/s/ Catherine Halligan	Director	June 10, 2026
Catherine Halligan

/s/ Stephenie Landry	Director	June 10, 2026
Stephenie Landry

/s/ Patricia A. Little	Director	June 10, 2026
Patricia A. Little

/s/ George R. Mrkonic	Director	June 10, 2026
George R. Mrkonic

/s/ Lorna E. Nagler	Director	June 10, 2026
Lorna E. Nagler

/s/ Gisel Ruiz	Director	June 10, 2026
Gisel Ruiz

/s/ Michael C. Smith	Director	June 10, 2026
Michael C. Smith